EXHIBIT 10.19

VALLEY FINANCIAL CORPORATION

OFFICER’S CERTIFICATE TO ADOPT PLAN AMENDMENT

I, Ellis L. Gutshall, the duly elected and qualified President and Chief Executive Officer of Valley Financial Corporation, hereby amend the Valley Bank Supplemental Retirement Plan based on action taken by the Board of Directors at its meeting on November 16, 2014, and effective immediately as of such date.

1.ARTICLE III is amended, effective as of the date set forth above, to restate the first paragraph of section 3.1(a) to read as follows:

3.1(a)    Subject to the terms and conditions set forth herein, upon a Participant’s termination of employment on or after his Normal Retirement Date, he/she shall be entitled to a yearly benefit equal to fifty percent (50%) of the Participant’s final five (5) years average Compensation, adjusted by the calculations described in the remainder of this Section 3.1(a) and (b), then reduced by the amount of the Participant’s primary Social Security Benefit.

For Participants who have a Participation Date on or after January 1, 2003, such Participant’s yearly benefit shall be adjusted in the event such Participant’s Normal or Delayed Retirement Date occurs less than fifteen (15) years from the Participant’s Participation Date. In this event, Participant’s yearly benefit shall be reduced by a Fraction, the Numerator of which shall be Participant’s years of employment with the Bank or the Corporation from the Participant’s Participation Date until his Normal or Delayed Retirement Date and the Denominator of which shall be fifteen (15) (hereinafter referred to as the “Target Retirement Benefit”).

2.ARTICLE VII is amended, effective as of the date set forth above, to restate section 7.3 to read as follows:

7.3    Obligations upon Change of Control. Upon the occurrence of a Change of Control, the Bank shall be obligated to establish (if one does not already exist) and deposit into a “Rabbi” Trust the actuarially determined present value of Participants’ vested Supplemental Retirement Benefits determined as of the effective date of the Change of Control. Such present value shall be determined using one hundred percent (100%) of the applicable federal mid-term rate in effect under Code section 1274 for the month prior to the Change of Control. Alternatively, the Bank may obtain a written and binding obligation from the party or parties that will exercise effective control following the Change of control, that the obligations to Participant under this Plan will be assumed and continued by such party.

3.ARTICLE IX is amended, effective as of the date set forth above, to restate section 9.1(a) to read as follows:

9.1(a)    The Plan may be terminated at any time by the Board, provided, however that such termination is permitted and administered in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix). Upon termination of the Plan and subject to the forfeiture events described in paragraph 5.2, above, the Supplemental Retirement Benefit or, if applicable, the Supplemental Death Benefit of each Participant shall become vested and non-forfeitable. Upon termination of the Plan, such Supplemental Retirement Benefit or Supplemental Death Benefit shall be calculated using one hundred percent (100%) of the applicable federal mid-term rate in effect under Code section 1274 for the month prior to the termination of the Plan. Such interest rate shall be compounded annually.

WITNESS the following signature as of the date set forth below

/s/ Ellis L. Gutshall
President and Chief Executive Officer

Date: November 16, 2014